WIRELESS TELECOM GROUP, INC.
25 Eastmans Road
Parsippany, New Jersey 07054
(973) 386-9696 (phone)
(973) 386-9191 (fax)

          April 11, 2008

James M. Johnson
Wireless Telecom Group, Inc.
25 Eastmans Road
Parsippany, New Jersey 07054

Dear Mr. Johnson:

We are pleased to offer certain benefits and payments in the event your employment with the Company (or any successor) is terminated prior to March 29, 2015 either (i) by the Company (or any successor), other than for Cause (as defined below); or (ii) by you, for Good Reason (as defined below). Each such termination is hereinafter referred to as a “Qualifying Termination.”

This letter agreement (this “Agreement”) confirms our mutual agreement and understanding with respect to the following:

1. Severance. If the termination of your employment is a Qualifying Termination, you will be entitled to receive Severance (as defined below) and Continuation of Benefits (as defined below) for the Severance Period (as defined below) in lieu of any payments otherwise payable to you under the Company’s standard severance policy. You will not be entitled to such Severance or Continuation of Benefits if the Company terminates your employment for Cause, if you terminate your employment voluntarily without Good Reason, or if your employment is terminated due to death or permanent disability.

2. Mitigation and Offset. If you engage in Subsequent Employment (as defined below) during the Severance Period and receive benefits from a subsequent employer during the Severance Period, your continuing benefits will be terminated (on a benefit by benefit basis). You agree to provide the Company with prompt written notice of any Subsequent Employment and benefits received by you during, or in respect of, the Severance Period.

3. Definitions.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Cause” shall mean the occurrence of any one or more of the following: (i) fraud, embezzlement and /or misappropriation of the Company’s (or any successor’s) funds; (ii) gross or willful misconduct by you in the performance of your duties; (iii) a material violation of the Company’s (or any successor’s) Code of Conduct; or (iv) a conviction by, or entry or a plea of guilty or nolo contendre in, a court of competent jurisdiction for any crime which constitutes a felony or act or moral turpitude in the jurisdiction involved.

(ii) “Continuation of Benefits” shall mean the continuation of all benefits (to the extent permissible under the terms and conditions of each applicable employee benefit program and applicable law) in which you then participate for the term of the Severance Period, provided that you continue to pay the Company the employee contributions you were paying immediately prior to your termination of employment.

(iii) “Good Reason” shall mean (a) the assignment to you of duties materially and adversely inconsistent with your position, title, duties, responsibilities or status with the Company as an officer of the Company, (b) any removal of you from, or any failure to re-elect you as an officer of the Company, (c) a reduction in your salary, or (d) relocation of your principal place of employment to a place more than thirty (30) miles from its current location, in each case without your written consent.

(iv) “Severance” shall mean (a) at the sole discretion of the Company, either (1) a lump sum cash severance payment in an amount equal to 75% of your annual base compensation then in effect, payable as soon as practicable by the Company, and in no event later than 30 days after termination of your employment or (2) the continuation of your base compensation then in effect for the term of the Severance Period.

(iv) “Severance Period” shall mean the period commencing on the date of the Qualifying Termination and ending on the nine (9) month anniversary of the date of your Qualifying Termination.

(v) “Subsequent Employment” shall mean any employment or provision of services whether as owner, principal, agent, partner, director, officer, independent contractor, consultant, or employee for any entity, corporation, partnership or individual, including, without limitation, self-employment.

4. No Employment Rights. This Agreement sets forth the terms of certain financial assurances that will apply upon a Qualifying Termination and does not constitute, and should not be considered as, a contract of employment for any duration. Accordingly, this Agreement will not affect your ability or the ability of the Company (subject to the terms of any other agreement(s) that may exist) to terminate your services at any time and for any reason.

5. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. This Agreement is fully assignable by the Company to its successors whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of its assets provided each such successor expressly assumes and agrees to perform the obligations set forth in this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6. Effectiveness. This Agreement shall be effective as of April 11, 2008.

7. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to the conflicts of law provisions thereof.

8. Entire Agreement. This Agreement constitutes the complete agreement and understanding between us relating to severance and the continuation of benefits following a Qualifying Termination and may not be modified or amended except in writing signed by the parties. Additionally, this Agreement is intended to supplement (and not supersede) any employment or other agreement relating to your compensation, your employment status or the termination of your employment that you may have with the Company, including, without limitation, any agreement relating to payment or amounts (other than Severance and Continuation of Benefits) upon termination of your employment.

9. General Release. As a condition of receiving the Severance and Continuation of Benefits described herein, you will be required to sign a separation agreement and general release in a form acceptable to the Company. Such release shall, among other things, discharge the Company from any and all obligations to make any further payments to you, whether by way of salary, bonus or other compensation or remuneration of any kind.

If you agree with the terms and provisions of this Agreement, please sign and date both copies of this Agreement in the place indicated. Keep one copy for your files and return the other copy to the Company.

Very truly yours,

WIRELESS TELECOM GROUP, INC.

By:	/s/ Paul Genova
Name: Paul Genova
Title: President and Chief Financial Officer

ACCEPTED AND AGREED TO:

/s/ James M. Johnson	April 14, 2008
James M. Johnson	Date